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Exhibit 10.23

BONUS ARRANGEMENTS OF NAMED EXECUTIVE OFFICERS

        On July 17, 2007, the Compensation Committee of the Board of Directors (the "Compensation Committee") of Synta Pharmaceuticals Corp. (the "Company") approved a cash bonus plan applicable to all of the Company's employees. Pursuant to this plan, the Company's Named Executive Officers may be eligible to receive the following bonuses for service during a fiscal year:

Named Executive Officer	Bonus Target (As a % of Base Salary)
Safi R. Bahcall, Ph.D. President and Chief Executive Officer	50%
Keith S. Ehrlich, C.P.A. Vice President, Finance and Administration, Chief Financial Officer	30%
Martin D. Williams Senior Vice President, Commercial and Business Development, Chief Business Officer	40%
Eric W. Jacobson, M.D. Senior Vice President, Clinical Research and Regulatory Affairs, Chief Medical Officer	40%
Keizo Koya, Ph.D. Senior Vice President, Drug Development	40%

Pursuant to the plan, the overall size of the cash bonus pool is to be set by the Company's Board of Directors each year, based on their assessment of the Company's performance relating to corporate goals established by the Board. In January 2007, the Board established goals for the year ending December 31, 2007 relating to advancement of the Company's pipeline of drug candidates, completion of a partnership and completion of the Company's initial public offering (which was completed in February 2007).

Payment of a cash bonus under the plan is conditioned on the executive remaining employed by the Company at the time the award is actually made. Historically, the Company has made its annual performance awards and adjustments in March. In addition, the Compensation Committee retains the discretion to award more or less than the target percentages in the approved plan on a case-by-case basis.

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  Exhibit 10.23
BONUS ARRANGEMENTS OF NAMED EXECUTIVE OFFICERS